                                                                Exhibit (b)(10)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 12, 2012, relating to the financial statements of the Pruco Life of New Jersey Flex Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 9, 2012, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
July 31, 2012